EXHIBIT 99.1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Schedule 13G with respect to the shares of beneficial interest of Church Loans and Investments Trust, including any amendments to such Schedule 13G, and they further agree that this Joint Filing Agreement may be included as an exhibit to such filings.

     In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement on the dates indicated below.

Date: February 4, 2004	/s/ Edith M. Brandon

Edith M. Brandon

Date: February 4, 2004	Automated Electronics Corporation

	By:	/s/ Edith M. Brandon

Edith M. Brandon, President

Date: February 4, 2004	James E. Brandon Family Trust

	By:	/s/ Edith M. Brandon

Edith M. Brandon, Trustee

Date: February 4, 2004	James E. Brandon Marital Trust

	By:	/s/ Edith M. Brandon

Edith M. Brandon, Trustee